EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Declares Quarterly Dividend

WOOSTER, Ohio, Dec. 20, 2016 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (NASDAQ:WAYN),  (the “Company”), the holding company parent of Wayne Savings Community Bank (the “Bank”), has declared a cash dividend of $0.09  per share of the Company’s common stock for the quarter ending December 31, 2016.  This represents an annualized dividend of $.36 per share.  The quarterly cash dividend will be paid on January 25, 2017 to stockholders of record as of January 11, 2017.

At September 30, 2016, Wayne Savings Bancshares, Inc. reported total assets of $445.8 million, deposits of $376.5 million, and stockholders’ equity of $41.4 million, or 9.29% of total assets.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Wayne Savings Bancshares, Inc.

David Lehman
Interim President and Chief Executive Officer
330-264-5767